EXHIBIT 99.2

INSTITUFORM TECHNOLOGIES, INC.
February 23, 2007

Operator:	Good day everyone and welcome to this Insituform fourth quarter 2006 earnings conference call. This call is being recorded.

Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be made available on our Web site at insituform.com.

During this conference call, we'll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements, please use caution and do not rely on such statements.

Now, I'll turn the conference over to Insituform's President and CEO, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:
Good morning and welcome to Insituform's fourth quarter 2006 conference call. Yesterday, we reported earnings of 38 cents per share for the fourth quarter of 2006, and 90 cents per share for the entire year. Both are up significantly from what was earned by the company in the same period last year. We're clearly pleased with these results.

We plan to file our 10-K later today, which will include a great deal of numerical detail. Given that that the K will shortly become available for you to review, I only plan to make a few brief remarks before taking your questions this morning.

On the - on the issue of non-recurring income, in the fourth quarter, the company benefited from non-recurring income related to the sale of real estate and the sale of tunneling equipment. The sale of tunneling equipment lowers our ongoing depreciation costs in the division, so we will enjoy modest benefits from these equipment sales well into the future.

The real estate sold in the fourth quarter, which amounted to $3.4 million of income, or eight cents of earnings per share, was sold as one of the final phases of our logistics streamlining effort.

Turning to sewer rehabilitation, our core sewer rehab business performed nicely in the fourth quarter, although sales and backlog have continued to lag behind where we would ideally like to see them.

Several analysts have expressed concern that our core sewer rehab business only grew by 8.1 percent in 2006. And I'd like to now address that concern.

Our core sewer rehabilitation business expanded in 2006 by more than 20 percent on a footage basis, yet only 8.1 percent on a revenue basis. And the reason for this disparity is our strategic effort to compress market prices.

It is of particular note that we have consciously driven down unit prices rather significantly throughout the industry while simultaneously increasing our overall profits. We have been able to do this because of the combined benefits we have gained through economies of scale, operational efficiencies, and technological improvements. We plan to continue to drive this same price compression trend going forward. Insituform will always be the price leader in this industry.

On tunneling, thankfully tunneling was a somewhat quiet division in this fourth quarter, as we again trimmed losses in the division.

Turning to our Tite Liner® division, Tite Liner® continues to be a very strong business for us, and the fourth quarter was no let down. Demand for our Tite Liner® product continues to grow on a global basis, although it has a tendency to ebb and flow with market conditions and demand.

We have begun to invest more to stimulate greater global demand for Tite Liner® . The net effect will show us with steady growth in operations expenses.

Let me turn to legal now. At this point it's important to point out that we spent approximately $3 million in 2006, of what I'll call additional, non-permanent or non-recurring legal fees to clean up old litigation, clean up old tunnel claims, and to revise our tax structure. I call this non-recurring in that it will fall back to normalized levels by 2008.

Looking now at backlog. Growing our backlog - rehab backlog - continues to be my primary point of concern for the company at this point in time. We have made great strides in increasing our operations productivity, necessitating an ever-increasing amount of backlog to sustain our global growth objectives. To this end, we continue to grow the size of our sales force, both domestically and overseas.

In addition to adding sales staff, we are embarking on a long-range approach to growing our markets through a concerted effort to change public awareness towards underground infrastructure for both sewer and potable water.

Our effort is aimed at changing the industry dynamic from one where Insituform has historically waited and hoped for growth, to one where we stimulate municipalities to commence with work that otherwise has languished out of a lack of public support. Our efforts will at times be controversial, as we seek to make citizens, municipal leaders and regulators sit up and take notice of the miserable state of affairs in underground infrastructure.

For too many years, our investor base has waited patiently for the inevitable market expansion that is destined to take place to meet the world's demands.

For the first time ever, Insituform has entered the fray with the intent to move the markets, as opposed to simply waiting and hoping for change. Some of you may have already seen the fruits of this effort, as we have had a number of op-eds and feature stories published in dozens of newspapers around the world from Korea to London, as well as some of the most prominent news outlets in the United States.

As the CEO of the largest underground infrastructure company in the world, this has become a personal initiative of mine, and one in which we have and will continue to spend significant sums of money. We simply have no choice.

I'm going to turn now to capital structure. Now that we've turned an important corner in rebuilding the health and vitality of the company, we have begun the process of looking at making significant changes to the capital structure of the company.

Our current long-term debt at $65 million is far too low for a company with our market capitalization and cash flow characteristics. As a result, we are considering a significant increase in our debt, followed by a return of equity to shareholders, possibly through a stock repurchase. Absolutely no decisions have been made at this point, but the process is likely to commence before the year is over.

In conclusion, I'm very proud of the results for the year, clearly we could have done even better, but we are a company that has come a long way in reasserting itself as the leading firm in an exciting global market. With that said, the future is very bright.

And now we'll open up the call for your questions.

Operator:
The question-and-answer session today will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal, and will take as many questions as time permits. Once again if you would like to ask a question, please do so by pressing the star key followed by the digit one now. We'll pause for just a moment to allow everyone a chance to signal.

And we'll go first to Richard Paget, Morgan Joseph. Please go ahead.

Richard Paget:	Good morning everyone.

Tom Rooney:	Morning.

Richard Paget:
Wonder if you could circle back to your comments on, you know, you guys have the big market share, you're the price leader, but you want to push prices down. I mean is that to kind of squeeze out your smaller competitors, is it to make your products, you know, more available to more customers? If you could just walk me through that strategy.

Tom Rooney:
Well, yes, I will. We don't intend to squeeze out smaller competitors, there are - just for sake of discussion, there's roughly 100 competitors in North America. And there - it would be irrational and maybe even illegal to try to squeeze out the small competitors. The fact is this is a price-driven market, it's also a market where clients will do more work when the prices are at the correct price point, so you're going to have price elasticity issues. But what we're really starting with is the notion that Insituform thrives on scale, it enables us to invest greater sums in research development, it enables us to have greater crew productivity, it enables us to cover our corporate overheads. We thrive on scale.

And we - it again enables us to have a very efficient manufacturing facility. You're seeing that take place right now as we gain from that. And I would tell you that there was about a five, six-year period when, arguably, we may not have recognized the degree to which scale benefits the company.  We're very aware of it now, and we're going to drive towards that. But it has nothing to do with focusing on our competitors, and it has everything to do with focusing on what makes this company successful and profitable.

Richard Paget:	OK. Would there be a point in time where you would look to, you know, raise prices?

Tom Rooney:
Yes, sure. I don't know if it's raise prices as much as it is raise margins.  I'm not sure that prices themselves will come up, but I believe that incremental gains in cost of goods sold may relate more to expansion of gross margins. But, you know, depending on how the market reacts, you may or may not even increase prices to the client. But the - in the essence of your question, the answer is yes.

Richard Paget:
OK, and then on the - on the gains, you said three, four of that was from real estate, which would mean, you know, the balance is from tunneling equipment. Is that to suggest that you are selling some of these at gains?

Tom Rooney:
Yes, we're selling some at gains, we're selling some at losses.  It's a pretty thin market, we'd still like to sell quite a bit more equipment than we've sold, and we've sold some at mild losses, we sold some at mild gains. We have not cherry picked the - if it might concern you, we've not cherry picked, and only sold what we can sell for gains, we've basically sold what we can sell. The net effect is that the annual depreciation costs for the division is down now, not down far enough, but it's down. And so whereas we're reporting certain gains, what you will begin to see is the depreciation carrying costs for the tunneling division is down.

.	So on the one hand, you might dismiss tunneling gains as non-recurring, but I can tell you that the benefits of having sold those are recurring.

Richard Paget:
OK, so then in terms of, you know, tunneling finally being right-sized in getting to, you know, an acceptable operating margin, is it more that you need to get revenues back up a bit, or is it more you still have to get rid of some of these assets?

Tom Rooney:
Both, and by the way, they both play into each other, not that I'd necessarily want this, but if we have three times as much business tomorrow, we would need all of those assets, and we would not have any underutilized equipment. The catchy - or the challenge is three times the revenue would take us to a place in - with risk where we don't want to be. Tunneling still has a risk - a well-run tunneling company still has a risk characteristic that is very tough to stomach for a publicly traded company. Right now it's run at a size and a scale that seems to make sense for us, and it avails us of all kinds of opportunities going forward.

Richard Paget:	OK, thanks, I'll get back in queue.

Tom Rooney:	Thank you.

Operator:	And we'll go next to John Quealy, Canaccord Adams. Please go ahead.

Mark Siegel:	Hi, good morning, it's Mark Siegel for John.

Tom Rooney:	OK, good morning.

Mark Siegel:
Couple of questions here. One, if you could provide an update on Insituform Blue™ specifically how many crews do you have working in that regard? In what geographies are they in? And how many projects have you completed to date?

Tom Rooney:	No, I don't have that data for you, the answer is we have a handful of crews …

Mark Siegel:	OK.

Tom Rooney:
… who were actually just featured on the cover of "Trenchless Technology" for a water - an Insituform Blue™ project in the U.K. So off the top of my head, I know - I know Europe, North America, both Canada and the United States, and we're either at the brink of doing a job, we're doing a job in Hong Kong, and I'm not really clear on that. So …

Mark Siegel:	OK.

Tom Rooney:	… it's - as we had depicted, it is a success - it's beginning to show nice signs of success, but success is not going to be articulated as big income for a couple of years.

Mark Siegel:
OK, great. And then coming back to rehab and the lower prices that you guys are going to be implementing, is there any targeted margin rate that you guys would like to run at, either gross or operating margin?

Tom Rooney:	Well we've not really discussed that, and for us it's more about the net effect of scale, so no, not yet.

Mark Siegel:	OK, great, that's it for me, thanks.

Tom Rooney:	Thank you.

Operator:	And we'll go next to Arnie Ursaner, CJS Securities. Please go ahead.

Arnie Ursaner:	Hi, Arnie Ursaner, CJS Securities. Good morning.

Tom Rooney:	Good morning, Arnie.

Arnie Ursaner:
Tom, you threw out a comment regarding your capital structure, you mentioned that the long-term debt of 55 million was far too low.  What is your desired capital structure, and are there any steps specifically you would have to take or occur before you could do what might be viewed as a recap?

Tom Rooney:
Right. Well the debt at 65 million is round figures one times EBITDA, and so we would be a risky business at five, six, seven times EBITDA, but I think we're a - we have a lazy balance sheet at one times EBITDA, be it - the specific answer to your question is, we're currently working with investment banks and investment bankers right now to pore over that, on the one hand our EBITDA is clearly on a positive incline, our cash characteristics are positive. I think it's worth noting that we are - the swing in cash year-over-year was about positive $39 million or so, meaning that we're both a growth company and a cash company now, and that avails us of a lot of opportunities.

We need to maintain a degree of consistency; we can't afford unduly rigid covenants quarter to quarter, because ours is a lumpy business. But Arnie, it would be premature for me to outline too many steps that we're undertaking, but we're very clearly cognizant and aware of the fact that $65 million of debt with a $65 - or 60 something million dollar EBITDA company that's growing and throwing off cash is not optimizing shareholder wealth, and we intend to aggressively address that.

Arnie Ursaner:	Is this action in response to a specific proposal from perhaps a more aggressive shareholder? Is there some actual catalyst forcing or encouraging the board to look this way?

Tom Rooney:
No, not at all. We've had to my knowledge no shareholder activity of any kind, we - you know, you may know, we have been put on certain party's lists of likely takeover candidates, but stock valuation I think keeps many people at bay in that regard.  But no, this has to do with the desire to optimize shareholder value, and we current have - currently have a single digit return on equity, high single digit. Part of that is because our - the book equity is 339 million or so. And the fact is to have an optimal structure to reap the greatest shareholder returns.  You know, all well run companies should have the optimal capital structure - I'm obviously preaching to the choir, but this was - this was something that frankly I became conscious of, and the impetus for all of this has really come from me.

Arnie Ursaner:
OK, final question if I can. Your SG&A both in dollars and as a percent of sales were surprisingly under control, despite much better than expected revenue. I guess two questions related to that, one were there any true-ups, insurance settlements or rebates or any other factors that may have trued up at year end that affected the SG&A line? And as a corollary to that, is the current level more sustainable on a go forward basis?

Tom Rooney:
The answer is - the answer to the last part of your question is yes. But, you know, we have lots of nickels and dimes that tend to true-up at and the end of the year, we did in fact incur rather significant legal expenses that came towards the end of the year for the negative. And my comment from - I'd really like to stress my comment from earlier which was that we have expended a surprising amount intentionally in legal bills, and we have a number of settlement opportunities available to us right now with interesting up sides to them.

And my point to shareholders is this, year-over-year we've seen our legal expenses move up in excess of $3 million: a) that is not a long-range recurring item, and b) the net effects of what we're doing will be highly accretive as we begin to see things unfold over the next two to three years.

So I think to your point, not only is our SG&A somewhat under control, but we're spending money in rather significant ways to continue to create value. As an example, I will tell you in the fourth quarter, we spent roughly a million dollars just in the fourth quarter in tax consulting, which will have a net effect of lowering our effective tax rates - tax rates next year, not even this year, not even - excuse me - have the net effect of lowering tax rates in '07 and going forward, not - and had no effect in '06.

So, Arnie, as was consistent with what I said three and a half years ago when I took over as CEO, we were not going to be bashful about spending money to make money, and we clearly spent quite a bit of money throughout '06 and even in the fourth quarter. So I'm not at all concerned about telling you that SG&A is under control, and we have opportunities to drive it down.

Arnie Ursaner:	… softball down the middle, what will your tax rate be in '07?

Tom Rooney:	All right, give me a second here. Thirty percent or less.

Arnie Ursaner:	Thank you very much.

Tom Rooney:	Thank you.

Arnie Ursaner:	Nice job, thank you.

Operator:	And we'll take our next question from Jack Kasprzak, BB&T Capital Markets. Please go ahead.

Jack Kasprzak:	Thanks, good morning.

Tom Rooney:	Good morning.

Jack Kasprzak:
You mentioned in your prepared remarks regarding the legal expenses you've paid this year, what drove that, and I got the settling of some tunneling contracts. What were the - could you just repeat the other items?

Tom Rooney:
We have a major group of - we have a group of litigation against a past joint venture partner in Europe, litigating in at least three different countries regarding royalties and other issues that have transpired over the last 10 plus years. And it's our intent to recoup rather significant sums of money.  In fact, I would point to you the fact that our equity line item has gone up this year, I believe $300,000 - $400,000, but I would tell you that we have a German - we have a joint venture in Germany, a company called IRT, and because of our conduct in the ongoing litigation, our German joint venture has increased its profitability year-over-year by $700,000, largely, if not exclusively attributable to the fact that we litigated with our joint venture partner to change the conduct.

And so it's - and by the way, that $700,000 increase is merely our 50 percent of the increases in profitability in Germany. We've also had positive settlements with that same joint venture partner in other countries, but we actually anticipate seven figure settlements at some point in the future regarding this overseas litigation. So that'd be one very large part of it, another is a large piece of litigation worth - hypothetically worth $10 million or more in the name of Cat Contracting. We're also litigating and have litigated successfully against our largest CIPP competitor in North America, we're actually in the damages phase now, because of - and it deals with intellectual property, and contract rights between ourselves and our largest competitor in North America. And again as I say, we've successfully litigated, and now in the damages phase, and so we feel very good about that.

I'm no attorney, so I'm giving you a non-attorney's version of all this. But all of this is very aggressive offensive seeking to remedy that which has transpired over the last five, six years, and we feel very good about what this will reap for us in the next 24, 36 months.

Jack Kasprzak:	Thanks. And what drove the restricted cash line down below a million bucks, you know, it's all - throughout '06, it had been $5, 6, 7 million. What was happening there by the end of the year?

Tom Rooney:	It's release of escrow.

Jack Kasprzak:	And the potential capital structure changes which you said, your - is an ongoing process, can you give us any sense of timing when you might come to a decision?

Tom Rooney:
Well, I think I'd mentioned that we're already meeting with and dealing with investment bankers, so it's more than - it's gone from concept and talk to forms of action. We've made no announcements, and I don't want to make an announcement here and now, but I do - I did think and do think it's critically important for shareholders to understand that we are very active in this area. I would say that within the next two quarters we should be making a significant announcement, and before the year's over we should be implementing.

Jack Kasprzak:
OK. And one last question, you - on the subject of margins and, granted, you said you didn't want to necessarily give any targets, Tom, but do you think the rehab business is a seven or eight percent operating margin business theoretically without putting a timeframe around it versus where we've been, you know, maybe five or six percent? Or does it have potential perhaps to get to double digits?

Tom Rooney:
I think - I think near term, as in a two-year timeframe, it's the eight percent range that you're referring to, and I believe that the long range goals are really in the double digits, long range being the two to five-year horizon.

Jack Kasprzak:	Right. Great, thanks very much.

Tom Rooney:	My pleasure.

Operator:	And we'll go next to David Cohen, Midwood Capital. Please go ahead.

David Cohen:	Hi, guys.

Tom Rooney:	Good morning.

David Cohen:
I missed like the first 10 minutes, so if some of this covers ground you talked about, I apologize. But as you look at tunneling, I don't know if you gave any sort of outlook there as to the likelihood that that can reach break even. The loss got down to 1.3 in the fourth quarter, still annualizes it greater than five million, but what is the outlook there as far as that being break even, or getting to possibly break even?

Tom Rooney:
OK, well there are three drivers; one is not to lose money on projects, or at least not in any spectacular fashion. The second is to right-size the equipment so the - so that the depreciation doesn't take us under. And the third, which ties back to the second, is to have - or sufficient revenues to justify the overhead in the business. I'm comfortable that we have put together the operations in a fashion that we are relatively consistent now about making profit on the projects we have, we've put behind us the losing projects of the past. It will - it has and will continue to take us time to eliminate excess equipment, but at the same time, we continue to bid in the market to bring in more revenue, or more projects that generate revenue, and in fact I would tell you that there is no formal word, but we were the apparent low bidder on a project in Milwaukee over - in the last month that would move up our revenues for the year.

So we seem to be moving nicely in the - in the right direction nicely in all three of those levers, but this is not a business where you can exact quick changes, because those quick changes can result in very negative consequences.

David Cohen:
I understand. I mean so - I mean given the visibility you do have, what your expectations are in equipment sales, the fact that you put money losing projects behind you, I mean is it - is it at - can it be profitable, or can it get to break even I mean in 2007?

Tom Rooney:
Well I think we'll - I think we'll be marginally under water in '07, but not by a lot. We could have a couple of positive occurrences, we could have a couple of negative occurrences. But we are trying to move that into the right place to be - you know, it is cash positive right now, and now we're trying to make it income positive, and so - but we're exceedingly patient about what we want to do there. So I would - I would suggest lower expectations in '07, and modest expectations beyond that.

David Cohen:
OK. And on Tite Liner® , which looked like it had a terrific first half, and I guess, you know, decent second half of the year, but I mean given the - and I don't know if there's inherent seasonality, or in fact the market started to slow down. I mean what type of growth potential do you see on that on a sustained basis?

Tom Rooney:
OK, well if - on a sustained basis, if you ask me about growth characteristics in a - in a six, eight-year timeframe, they're tremendous. If you ask me about over the next couple of quarters I'm going to tell you it'll be extremely volatile, in fact we're not expecting significant growth out of the division in 2007. A couple of reasons, one is that when the BP pipeline hit the news at Prudhoe Bay over the summer, a lot of people expected to see - and that would be the classic kind of work that we would do. A lot of people expected that we would go gangbusters the next day because of that.

Well interestingly enough, at the end of this year, we see - or we currently are dealing with clients on significant projects that are likely to come off the drawing boards and go into the works at the end of this year and make 2008 potentially a gang buster year. The fact is everybody's working on those projects, and I think - I think you could attribute those projects to the learnings of Prudhoe Bay last summer.

So it appears that rather dramatic pick up around the world could well take place as a result of the learnings of BP at Prudhoe Bay, but we're not likely to see that until the very end of this year, and things pick up in a dramatic way in 2008. By the way, we don't usually see projects that far out in advance, so it's rather telling that we're dealing with so much work on the so-called drawing board.

'07 will be a good year, but it - you know, it will not be a spectacular year. I would also tell you that on the - on the last conference call that we made, I suggested that we had a significant project in Mexico that would - that would fall into the backlog in the first quarter. We have in fact inked that deal, we are working in Mexico, it's a rather profitable project. We chose to only book about $2 million of that backlog, even though the contract is significantly larger. The reason being projects of this nature we don't want to get ahead of ourselves in terms of booking what they are, and instead we're going more on a real time basis of booking the work.

So we have, if you will, nice backlog to take us through 2007, but we're a bit cautious right now given the lumpy nature of it, and I think it would be - I think it would do people well to remain tempered in their expectation in '07, and rather expect rather good numbers in '08.

David Cohen:
OK. And given - this is a generalization, but given the - just accommodating whether that - many parts of the country had in December, would you say in any way the rehab business had benefited from that from an ability to kind of pull forward revenue, or accelerate the timing of your work on jobs …

Tom Rooney:	Sure.

David Cohen:	… the fourth quarter?

Tom Rooney:	Yes, it did, and that end …

David Cohen:	Can you quantify that?

Tom Rooney:
It - your assertion and assumption is correct, and I would also tell you that the converse of that is true, and that January and February have been poor months for us. And - but they're always - by the way, January - the first quarter is always poor for us, January and February have been particularly poor for us. And there is a weather element to that, and there always has been in this company.

David Cohen:
Yes, OK. And last question I think Arnie asked it about claims that may have hit the P&L or claims recovery may have hit the P&L in the fourth quarter. Anything of significance there, like the Boston Project, I mean …

Tom Rooney:
No, in fact tunnel claims in 2005 were 4.6 million.  In all of 2006 they were only 1.3 million. So we've moved down in terms of tunnel claims year-over-year by three and a half million, or about - what's that, eight cents or so. And the other large claim was our Boston claim in 2005, we recorded …

David Cohen:	Yes.

Tom Rooney:
… 3.5 million in 2006, and I'm not even sure at all even in the fourth quarter, only about a half a million. By the way, we feel extremely good about both of those claims. But they had next to no impact on us at all throughout the year - this year.

David Cohen:	All right, thanks, Tom.

Tom Rooney:	Thank you.

Operator:	And as a reminder, that's star one if you would like to ask a question at this time. We'll go next to Debra Coy, Janney Montgomery. Please go ahead.

Debra Coy:	Yes, good morning, Tom.

Tom Rooney:	Good morning.

Debra Coy:
Can you talk a little bit more about the demand outlook in the rehab segment? You said that's your key focus and area of concern, obviously backlog didn't show growth in the fourth quarter. Can you talk to us about how it's looking as we're well into 1Q?

And also it sounds like it's going to be increasingly important to try and understand the differences between unit growth and revenue growth, can you - can you talk about what you're seeing in terms of bookings and order growth from both of those standpoints as we start out the new year?

Tom Rooney:
Right, good point, good questions. The market is not as robust as we'd like. Now that said, it was this time last year where we were reeling from very depressed markets. Well we saw acceptable markets - I mean good markets in the third quarter, acceptable in the fourth quarter, but it is definitely my concern that our company - our company has become a productivity machine, and we run best when we can feed that machine. We will always need to be a productivity machine, but we've done it - we've gotten our productivity levels very high, and we need to feed that beast, if you will. And my greatest concern is that the market is not and may not grow fast enough for our appetite. Fast enough could be described as high single digits, whereas we would prefer to see market growth in the 12 to 15 percent range.

To that end, and I made rather pointed comments to the fact that we've now woken up to the reality that it is not sufficient for Insituform as the dominating market leader to accept the growth that the market avails. And instead, we must lead. And so we're spending more than half a million dollars, possibly close to a million dollars a year right now on market stimulation, whether it's my time and we're going to begin to invest heavily in lobbyists to try to change regulatory climates, and so on, raise public awareness, and so on. We see this as a critical imperative for the company going forward.

So I guess my point is this, we no longer accept that the market grows at the rate that it wants to grow at, because I don't think it's growing fast enough for our appetite, that is to say eight to 10 percent. We seek to cause the market to grow much faster than that.

So that said, the other half of your question was around productivity. We've talked at great length about crew productivity, we have - and I guess your question really was unit prices per foot or per meter, or what have you. We've clearly lowered our break even or even profit making position per foot, and we've done it through crew productivity, materials, procurement, logistics savings, insurance savings, there's a whole long list, and it - and all one has to do is go back over the last three and a half years we talked about safety and we talked about logistics, we talked about crew productivity, project management, more efficient manufacturing, and so on and so forth.

We are absolutely gaining from that. And so we've been able to compress unit prices in the market 10 percent plus this year, we've raised our revenues eight percent and our footage has also gone up more than 20 percent. So it's a - it's a good place for us to be, we're making it - we're arguably making it very difficult because competitors now need to pick the pace up in terms of their ability to become efficient, and that's a good thing for the market, it's a good thing for the clients. But yes, I think that we'll all - we are very focused on our unit prices, and I think that's going to be one of the key ideas moving forward.

Debra Coy:
Well it sounds like you didn't say specifically how things are shaping up thus far in 1Q on the order book, but it sounds like what you're saying is that we seem to be in a period again of a bit quieter booking activity, and we've certainly seen that ebb and flow. And I guess what Insituform then is trying to deal with is that this is not a steady business, it's a business that has quarterly ebbs and flows in terms of - in terms of demand and bookings. And whether - and you're not yet at the point where you have the most efficient flow of work that runs through every quarter, I mean clearly you worked down some backlog in the most recent quarter, and it sounds like you haven't really filled that pipeline yet looking into 1Q and 2Q?

Tom Rooney:
We have not, and you're absolutely right, we have not filled the pipeline. And the reason we've not filled the pipeline is because our ability to consume what's in the pipeline continues to move up rather dramatically. And what's an interesting phenomenon here is that this market - with or without us - ebbs and flows, as you say. Well when you hold call it 50 percent of that market or more, you can't help but ebb and flow point by point with the market.

Debra Coy:	Right.

Tom Rooney:
If we were one or two percent of the market, we wouldn't ebb and flow as much with the market, because the scale of the market would be less significant. Because we're almost analogous to the market in size, we're held hostage to the flows in the market. That is, by the way, back to the original point why we're going to begin - and we have begun to assert ourselves in terms of policy and so on to try to stimulate growth in the market that would meet the appetite that we have.

But unmistakably, this company is going to ebb and flow on quarterly bases, and I can't tell you what the - what the market conditions will look like in the second, third or fourth quarter this year, I have general concepts and ideas, we have future outlooks, but this is a very quarter to quarter lumpy industry, and Insituform, no matter how it tries, will always be hostage to those flows.

Debra Coy:
OK. So I mean I'm just trying to sense - you're still not giving us guidance, I'm trying to get a sense of what you're seeing, and it sounds to me like we're looking at some revenue slowdown in the next couple of quarters relative to what we saw in fourth - in fourth quarter.

Tom Rooney:	I think that's …

Debra Coy:	Is that fair?

Tom Rooney:
I think that's possible, I would characterize the orders so far in the first quarter as OK, you know, not as much as we'd like to see. We're certainly doing fine at the - at the bid table, love to see more in the market. Kind of - certainly not as bad as it was in the fourth quarter of last year or the first quarter of - or fourth quarter of '05, or the first quarter of '06, but not great. And, you know, maybe our internal expectations are just higher than what the market seems to bear. It's OK, I mean it's not - it's not spectacular.

Debra Coy:
OK, that's helpful. And then finally maybe as much of a comment as a question, you know, we're continuing to see the tunneling business be a drag on overall operations, even though it's less of a drag than it was before. And what I'm hearing is that you're working to stabilize and bring the cost structure into some sort of balance with reasonable profitable demand, but that we shouldn't really expect this business to contribute in '07. Is - does the board consider that to be an acceptable outcome for the tunneling business?

Tom Rooney:	Well I can't speak for the board in that regard.

Debra Coy:	That's fair.

Tom Rooney:	But from a business …

Debra Coy:	It's hard to see that investors will find that to be acceptable.

Tom Rooney:	Well it's - the challenges that we've had with tunneling are a well recognized, well beaten path. And given the - given the options available to us, we're managing the situation.

Debra Coy:
OK, fair enough. And would you characterize the Tite Liner® business in the same way? Again it seems, you know, opportunistically this is really an oil field, you know, and mining services business, it's not a water business, that you're building a strong case for improvement in '08, lesser contribution in '07, is Tite Liner® as such a small piece of overall revenues considered part of the strategic makeup of Insituform going forward?

Tom Rooney:
Well we have - we're clearly looking at the total future of the company. Obviously the two historic - or the historic core of the business has been sewer. The - we've just launched the Insituform Blue™, which is also a water business. And I would say as an enlightened board and management team, we're evaluating all of our options with regards to all the divisions of the company. And where we land with that is yet to be decided.

Debra Coy:	OK, thanks, Tom.

Tom Rooney:	Thank you.

Operator:	And we'll go next to Francesca McCann, Stanford Capital. Please go ahead.

Tom Rooney:	Good morning.

Francesca McCann:
Good morning. Most of my questions have been answered, but I guess one is kind of on the funding side and some pickup at the municipal level, with, you know, an increase in PPPs, and some activity forward with private activity bonds, is that something that, you know, should kind of help kick in a little bit, but still not for another several quarters, or how much of a contribution would you see that being, and in what timeframe?

Tom Rooney:	Well I think it has to make up for some deficits coming from state and federal funding.

Francesca McCann:	Right.

Tom Rooney:
And as yet seen, there's obviously a tremendous amount of attention now being focused on this industry, cover stories, "New York Times," and Booz Allen Hamilton's monthly reports, major investment funds putting water funds together. So there's an enormous amount of attention, but I think that the real impact is - as would affect us is probably a year or more away.

Francesca McCann:	OK. That's …

Tom Rooney:
It's great to see that degree of attention, it's great to see that kind of money being mustered, so the practical reality is i's being dotted and t's crossed, that's probably going to be something of a benefit to us in '08.

Francesca McCann:	OK. And any update on the CFO search?

Tom Rooney:	No.

Francesca McCann:	OK. And then what about looking internationally, anything kind of stellar or exciting that is new?

Tom Rooney:
Well we've been successful in expanding ourselves into Eastern Europe, Poland, Romania, a number of other countries, that's very exciting for us, there's a tremendous amount of growth there. The Asian Basin is also expanding for us nicely, we have entertained the government of Malaysia here for tours, and other countries that we frankly didn't have in our - in our - on our horizon just a year ago.

So yes, one of the most exciting parts for this company is global expansion, in fact I would tell you that we held our first ever global partners conference here in Chesterfield last month, and it was a tremendous success with potential new partners from the Middle East where we've never been before, South America for cured-in-place and water pipes. So we're truly expanding globally in a very rapid fashion, and that bodes well for us.

Francesca McCann:	OK. Well great, I think that's all for now, thank you.

Tom Rooney:	Thank you. Looks like we have time for one more call.

Operator:	All right. And our final question will come from Steve Tabb, Tocqueville Asset Management. Please go ahead.

Steve Tabb:	Hi. I wanted to ask you about - a number of questions, first on the depreciation savings that you expect because you sold off certain tunneling equipment. Can you tell us the annual expected savings?

Tom Rooney:	About 700,000 on the equipment sold.

Steve Tabb:	Depreciation?

Tom Rooney:	Yes.

Steve Tabb:	Yes, thanks. You didn't mention what the stock option expense was before and after taxes for the quarter and the year.

Tom Rooney:	Well for the year before taxes, stock options expenses were $2.9 million, and I - about 400,000 in the - in the fourth quarter, and 31 percent tax rate would suggest what the after tax effect was.

Steve Tabb:
Before taxes. You mentioned that you expected to begin to realize some tax savings, but you used that in 2007 the rate would be 30 percent or so, but that was the exact rate that you had this past year. So is there going to be any savings in the - in the fourth quarter? I mean in 2007?

Tom Rooney:	Well our tax rate for the year was 31.8 percent in 2006, and we've articulated a tax rate that is 30 percent or less going forward.

Steve Tabb:	I See.

Tom Rooney:
By the way, our - the taxes for the company are all different depending on where the taxes come from, different countries, different tax rates, so on and so forth, so with one of the higher tax rates being in the United States. But we definitely will see marked improvement in our - in our tax rate on a go forward basis as a result of the million dollars that we spent in the fourth quarter of 2006.

Steve Tabb:
On the last call, or the call before, I think it was the last call, you mentioned that you were - had some people now working with Wall Street to help localities finance their pipeline work. And that you thought this would - could develop favorably for the country - for the company in - resulting in added work. How is that working out?

Tom Rooney:	It's working fine, we are working with a number of clients right now on those, and we haven't disclosed the names because of confidentiality.

Steve Tabb:	Have they resulted in any additional orders yet, or you expect that to kick in this year?

Tom Rooney:	We expect that to kick in this year.

Steve Tabb:
I just want to voice my opinion on your financing with Wall Street to do more long-term debt financing. As a stockholder, I don't think it's a good idea, I think if you have some extra funds, you might increase the dividends without incurring long-term liabilities that will exist over many years. And that would help drive the stock too, because if a stock begins to pay a dividend say of two percent or something like that, then you - or one and a half percent that will add to the value of the stock. And perhaps down the road through your international plans and your other financing plans and so forth, that in time that you would be able to utilize it and help grow the company more and paying well in excess of book value to buy back stock. I just want to express that viewpoint.

Tom Rooney:	Well I appreciate that. And it's - suffice it to say, we're taking a lot of perspectives into account as we go through this evaluation.

Steve Tabb:
And the last thing, you said that there - you wanted to limit your exposure to tunneling or the amount of revenue you're getting, because there are quite a few risks in that division. Could you enunciate on that a little more, expand on that a little more?

Tom Rooney:
Sure, tunneling is by its - by its inherent nature completely underground, and no one knows what one will encounter hundreds of feet underground when processing sometimes miles in distance. We frequently find huge scenes of water, cave ins, sand where rock is intended, rock where sand is intended, so on and so forth. And those issues become somewhat explosive between a client and a tunneling contractor as to who the responsible party is.

That requires us therefore to sometimes proceed with the work and have to litigate after the fact with uncertain sums, in some cases - in some cases we're able to settle, but they're never - they're never positive outcomes, they can't be, somebody has to pick up a large tab.

Some contracts in some places try to encumber us with the risk of the unforeseen, and so given all of those circumstances, cash flow can move up and down in almost violent swings, and also income can move up and down in almost violent swings, all of which predicated on the uncertainty of that which lies underground. Less to do with the competency of your organization, and more to do with that which you don't know.

Steve Tabb:
All right, one final area. You mentioned that you're expanding, you know, your international operations, and you had this global conference with partners and potential partners, et cetera. But it would be helpful to have some sort of idea what percentage of your income and operating income and net income comes from foreign operations in '06, what do you expect in '07? I know it's hard to project further out, or - but in '07 and '08, so what are your goals that - or you're shooting for? To give stockholders some idea of what the company is shooting for.

Tom Rooney:
OK. In the area of guidance, we've been very clear that we're not giving guidance at this point. So I appreciate your call, and I appreciate the questions that you've asked, and at this stage, I think we'll end the call by thanking everybody for participating today. I'd like to stress the fact that although it has been a good quarter and a good year for us, our aspirations and expectations were for even more in '06, we therefore could have done better. We still feel good about how we performed in the year, and we continue to invest even at the expense of earnings erosion in the current period in favor of earnings gains in the future period.

So again a good year, not perfect, greatest concerns obviously being to now continue the trend going forward. But I do appreciate everybody's involvement today, thank you very much.

Operator:	This does conclude today's conference. We thank you for your participation; you may disconnect your lines at any time.